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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in this Pre-Effective Amendment No. 3 to the Registration Statement on Form S-3 (File No. 333-98951) and related Prospectus of HealthAxis, Inc. for the registration of 14,500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 2002, except for Note 26 and 27, as to which the date is June 11, 2002, with respect to the consolidated financial statements of HealthAxis, Inc., included in its Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Dallas, Texas

December 9, 2002